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                                                                   EXHIBIT 5.2


                                January 24, 1997


JeffBanks, Inc.
1609 Walnut Street
Philadelphia, PA 19103

Gentlemen/Ladies:

        We have acted as counsel to JeffBanks, Inc. ("JBI") in connection with the preparation and filing by JBI and JBI Capital Trust I (the "Trust") of a registration statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale of certain of the Trust's Preferred Securities (liquidation amount $25 per Preferred Security) (the "Preferred Securities") and certain of JBI's Junior Subordinated Debentures (the "Debentures") and the related Guarantee Agreement by and between JBI and Bankers Trust, as trustee (the "Guarantee"). In connection therewith, you have requested our opinion as to certain matters referred to below.

        In our capacity as such counsel, we have familiarized ourselves with the actions taken by JBI in connection with the registration of the Debentures and the Guarantee. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement and the amendment thereto, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. We are attorneys admitted to practice before the courts of the United States and the courts of the Commonwealth of Pennsylvania and, accordingly, we express no opinion with respect to matters governed by the laws of any jurisdiction other than the federal laws of the United States or the internal laws of the Commonwealth of Pennsylvania.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. JBI is a corporation which has been duly formed and is validly subsisting in good standing under the laws of the





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JeffBanks, Inc.
January 24, 1997
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Commonwealth of Pennsylvania.  JBI has full power and authority to issue the
Debentures and enter into the Guarantee.

                2. When issued (with respect to the Debentures), or executed and delivered (with respect to the Guarantee), as set forth in the Registration Statement, the Debentures and the Guarantee will be the valid and binding obligations of JBI.

        We consent to the references to this opinion and to Ledgewood Law Firm, P.C. in the Prospectus included as part of the Registration Statement under the caption "Validity of Securities," and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        LEDGEWOOD LAW FIRM, P.C.


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